FOR IMMEDIATE RELEASE

Contact:     Jon L. Kranov
             Senior Vice President and Chief Financial Officer
             Telephone: (815) 433-2525

                    OTTAWA SAVINGS BANCORP, INC. TO INITIATE
                            STOCK REPURCHASE PROGRAM

Ottawa, Illinois, November 28, 2007. Ottawa Savings Bancorp, Inc. (the "Company") (OTC BB:OTTW), the holding company for Ottawa Savings Bank, announced today that the Company's Board of Directors has approved the repurchase of up to 100,120 shares of the Company's outstanding common stock, which is approximately 10% of outstanding shares held by persons other than Ottawa Savings Bancorp MHC. Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O'Neill & Partners, L.P. Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

The Company is the majority-owned subsidiary of Ottawa Savings Bancorp MHC, which owns 55% of the Company's outstanding shares. Ottawa Savings Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa.

This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact Ottawa Savings Bank's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive governmental, regulatory and technological factors affecting Ottawa Savings Bank's operations, pricing, products and services.